Registration No. 333-

As filed with the Securities and Exchange Commission on June 23, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

H.B. FULLER COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	41-0268370
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Willow Lake Boulevard

St. Paul, Minnesota 55110-5101

(Address, including zip code, of registrant’s principal executive offices)

H.B. FULLER COMPANY THRIFT PLAN

(Full title of the plan)

Timothy J. Keenan. Esq.

Vice President, General Counsel and Corporate Secretary

H.B. Fuller Company

1200 Willow Lake Boulevard

St. Paul, Minnesota 55110-5101

(651) 236-5900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $1.00 per share (4)(5)	10,000,000 Shares	$ 24.19	$241,900,000	$9,506.67

(1)	Represents the shares of common stock of H.B. Fuller Company that may be offered or sold pursuant to the H.B. Fuller Company Thrift Plan.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the high and low prices of common stock traded on the New York Stock Exchange as reported in the consolidated reporting system on June 18, 2008.
(4)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(5)	Includes preferred stock purchase rights, which are attached to and trade with H.B. Fuller Company common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission by H.B. Fuller Company (hereinafter “we,” “us” or “H.B. Fuller”) or the H.B. Fuller Company Thrift Plan (the “Plan”) are incorporated by reference in this registration statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 1, 2007;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 1, 2008;

(c)	Our Current Reports on Form 8-K filed on December 12, 2007, December 21, 2007, January 28, 2008, February 13, 2008, April 9, 2008, April 30, 2008, May 6, 2008 and May 23, 2008;

(d)	The Annual Report on Form 11-K of the Plan for the year ended December 31, 2006; and

(e)	The description of our common stock and preferred stock purchase rights contained in any registration statement or report filed by us under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by us or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:

•	has not been indemnified by another organization;

•	acted in good faith;

•	has not received an improper personal benefit and Section 255 regarding director conflicts of interests, if applicable, has been satisfied;

•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•

reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

Article VI of our Restated Articles of Incorporation, as amended to date, provides that, to the fullest extent permissible under the Minnesota Business Corporation Act, our directors shall not be personally liable to H.B. Fuller or our shareholders for monetary damages for breach of fiduciary duty as a director.

Article V of our Bylaws, as amended to date, provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers H.B. Fuller for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Restated Articles of Incorporation of H.B. Fuller Company, as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended September 2, 2006.

4.2	Bylaws of H.B. Fuller Company (incorporated by reference to Exhibit 3(ii).1 to the Current Report on Form 8-K dated December 2, 2004).

4.3	Rights Agreement, dated as of July 13, 2006, between H.B. Fuller Company and Wells Fargo Bank Minnesota, National Association, as Rights Agent, (incorporated by reference to Exhibit 4.1 to the Form 8-K dated July 13, 2006).

5.1	Determination Letter from the Internal Revenue Service with respect to qualification of the H.B. Fuller Company Thrift Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

23.2	Consent of Independent Registered Public Accounting Firm (Virchow, Krause & Company, LLP)

24.1	Power of Attorney.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on the 20th day of June, 2008.

H. B. FULLER COMPANY

By	/s/ James R. Giertz
James R. Giertz
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2008.

Signature	Title

/s/ Michele Volpi	President and Chief Executive Officer
Michele Volpi	(principal executive officer)

/s/ James R. Giertz	Senior Vice President and Chief Financial Officer
James R. Giertz	(principal financial officer)

/s/ James C. McCreary Jr.	Vice President and Controller
James C. McCreary, Jr.	(principal accounting officer)

*	Director
Juliana L. Chugg

*	Director
Knut Kleedehn

*	Director
J. Michael Losh

*	Director
Richard L. Marcantonio

*	Director and Chairman of the Board
Lee R. Mitau

*	Director
Alfredo L. Rovira

*	Director
John C. van Roden, Jr.

*	Director
R. William Van Sant

*By:	/s/ Timothy J. Keenan
Timothy J. Keenan
Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other person who administers the employee benefit plan) has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on the 20th day of June, 2008.

H.B. FULLER COMPANY THRIFT PLAN

By:	H.B. FULLER COMPANY, the Plan Administrator

	By:	/s/ Michele Volpi
Michele Volpi
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Articles of Incorporation of H.B. Fuller Company, as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended September 2, 2006.

4.2	Bylaws of H.B. Fuller Company (incorporated by reference to Exhibit 3(ii).1 to the Current Report on Form 8-K dated December 2, 2004).

4.3	Rights Agreement, dated as of July 13, 2006, between H.B. Fuller Company and Wells Fargo Bank Minnesota, National Association, as Rights Agent, (incorporated by reference to Exhibit 4.1 to the Form 8-K dated July 13, 2006).

5.1	Determination Letter from the Internal Revenue Service with respect to qualification of the H.B. Fuller Company Thrift Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

23.2	Consent of Independent Registered Public Accounting Firm (Virchow, Krause & Company, LLP).

24.1	Power of Attorney.